Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rodman & Renshaw Capital Group, Inc.:

We consent to the use of our report dated March 15, 2011, with respect to the consolidated statements of financial condition of Rodman & Renshaw Capital Group, Inc. (‘the Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010, included herein in the Company’s Registration Statement on Form S-4 and to the reference to our firm under the heading “Experts” in the Registration Statement.

Our report refers to a change in the method of accounting for consolidation of variable interest entities.

/s/KPMG LLP

New York, New York
March 15, 2011